Exhibit 4.10

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

by and among

ELAN PHARMA INTERNATIONAL LIMITED,

TRANSITION THERAPEUTICS INC.

and, solely for the limited purposes of Section 6.4(b), Section 6.6(e) and ARTICLE VII,

PERRIGO COMPANY PLC

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Table of Contents

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Table of Contents

(continued)

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of February 28, 2014, is made by and among Elan Pharma International Limited, a private limited company incorporated in Ireland with company number 222276 (the “Seller”), Transition Therapeutics Inc., a Canadian corporation (“Buyer”) and, solely for the limited purposes set forth in Section 6.4(b), Section 6.6(e) and ARTICLE VII, Perrigo Company plc, a public company incorporated in Ireland with company number 529592 (“Perrigo Company plc”). Seller, the Company and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement have the meanings ascribed to them in ARTICLE IX.

WITNESSETH:

WHEREAS, Seller owns legally and beneficially 100% of the issued and outstanding share capital of Elan Science Ten Limited, a private limited company incorporated in Ireland (the “Company”) (the “Purchased Stock”); and

WHEREAS, at the Closing, upon the terms and subject to the conditions of this Agreement, Seller desires to sell, and Buyer desires to purchase, all of the Purchased Stock in consideration of the Closing Payment.

NOW, THEREFORE, in consideration of the premises, representations, warranties, mutual covenants and agreements hereinafter set forth, and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

ARTICLE I

purchase and sale of the company

1.1         Purchase and Sale of the Company. Subject to the terms of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Purchased Stock in exchange for a cash payment on the Closing Date equal to $1.00 (the “Purchase Price”), which shall be satisfied as set forth in Section 2.3(a).

ARTICLE II

THE CLOSING

2.1         Closing. Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP at 101 Park Avenue, New York, NY 10178 at 10:00 a.m. (Eastern time) on the date hereof (the “Closing Date”).

2.2         Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

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(a)          an executed stock transfer form transferring the Purchased Stock along with a share certificate representing the Purchased Stock, free and clear of any Liens;

(b)          the statutory registers of the Company reflecting Seller as the holder of all of the issued shares in the Company along with the statutory registers, minute books, common seal and certificate of incorporation of the Company;

(c)          a certified copy of the Memorandum and Articles of Association and certificate of incorporation for the Company;

(d)          tax reference number of Seller for the purposes of the Stamp Duty (E-stamping of Instruments and Self-Assessment) Regulations 2012;

(e)          written resignations in agreed form of (A) each member of the Board of Directors of the Company (B) the secretary and (C) to the extent requested by Buyer, the officers of the Company in their respective capacities as such; and

(f)          the Transition Services Agreement, duly executed by Seller.

2.3         Buyer’s Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a)          the Purchase Price;

(b)          the Transition Services Agreement, duly executed by Buyer; and

(c)          the Guaranty.

ARTICLE III

[reserved.]

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that each statement contained in this ARTICLE IV is true and correct as of the date hereof except as set forth in the disclosure schedules accompanying this Agreement (collectively, the “Disclosure Schedule”).

4.1         Organization and Standing. Seller is duly incorporated, validly existing and in good standing in its jurisdiction of incorporation.

4.2         Authority. Seller has full power and authority to enter into, deliver and perform this Agreement and each of the Transaction Documents, and to sell, transfer, assign and convey all right, title and interest in and to the Purchased Stock pursuant to this Agreement. This Agreement and each of the Transaction Documents have been duly authorized by all requisite corporation action, executed and delivered by Seller and, assuming that this Agreement and each of the Transaction Documents is a legal, valid and binding obligation of the other parties thereto (other than the Company), constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

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4.3         Ownership of Purchased Stock. Seller is the sole legal and beneficial owner of the Purchased Stock, free and clear of all Liens. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, encumber or otherwise dispose of the Purchased Stock (other than this Agreement).

4.4         Brokers. Except as set forth on Section 4.4 of the Disclosure Schedule, Seller does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. Any fees, commissions and other obligations payable in connection with the transactions contemplated by this Agreement shall be paid at or prior to the Closing by Seller.

4.5         Organization and Standing of the Company. The Company is duly incorporated, validly existing and in good standing in its jurisdiction of incorporation. The Company has all requisite corporate power and authority to carry on its business as it is presently conducted.

4.6         Authority of the Company. The Company has full power and authority to enter into, deliver and perform this Agreement. This Agreement has been duly authorized by all requisite corporate action, executed and delivered by the Company and, assuming that this Agreement is a legal, valid and binding obligation of the other parties hereto (other than Seller), constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

4.7         Capitalization.

(a)          The authorized share capital of the Company consists of 100 ordinary shares of US$1, of which 100 ordinary shares are issued and outstanding and owned legally and beneficially by Seller.

(b)          Except as set forth on Section 4.7(b) of the Disclosure Schedule, (i) there are no outstanding restrictions on transfers or voting of the shares and (ii) no Person has been granted any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any shares of the Company.

4.8         Subsidiaries. The Company does not own or otherwise hold, directly or indirectly, any stock, partnership interest, joint venture interest or other equity interest in any corporation, trust, partnership, joint venture or other entity.

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4.9         Noncontravention.

(a)          Neither the execution, delivery and performance of this Agreement by Seller or the Company, nor the consummation of the transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the Organizational Documents of Seller or the Company, (ii) violate any Law or Order applicable to Seller or the Company, or (iii) except as set forth on Section 4.9(a) of the Disclosure Schedule, violate any Contract to which Seller or the Company is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to, individually or in the aggregate, materially affect Seller’s or the Company’s ability to perform its obligations hereunder.

(b)          No material consent, approval, license, permit, certificate or authorization from any Governmental Authority (each, a “Permit”), or material registration, declaration or filing with a Governmental Authority (each, a “Filing”), is required in connection with the execution and delivery of this Agreement by Seller or the Company, the performance by Seller or the Company of its obligations hereunder and the consummation by Seller or the Company of the transactions contemplated hereby other than Permits and Filings that have been obtained or made by Seller or the Company prior to the date hereof.

4.10       Compliance with Laws; Permits; Filings.

(a)          The Business is in compliance with all Laws applicable to it or its business or properties except for any noncompliance that would not reasonably be expected to be materially adverse to the Company. Such compliance includes, but is not limited to, the Products having been researched, developed, tested, manufactured, handled, labeled, packaged, stored, supplied, and distributed by or on behalf of the Company or Seller or any predecessor entities owning assets of the Business, as applicable, in compliance in all material respects with the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et. seq., and all applicable regulations promulgated thereunder by the Food and Drug Administration.

(b)          All Permits and Filings that the Business or the Company requires in order to own, lease, maintain, operate and conduct its business as currently conducted, are, or will be, upon completion of the undertakings set forth in Section 6.6, held by the Company, except for such Permits or Filings the failure of which to have would not, individually or in the aggregate, be reasonably expected to be materially adverse to the Company. The Company is in compliance with the terms of all such Permits and Filings except for any noncompliance that would not reasonably be expected to be materially adverse to the Company. Each such Permit and Filing is, or will be, upon completion of the undertakings set forth in Section 6.6, valid and in full force and effect, and no suspension, revocation, or cancellation of such Permit or Filing is pending or threatened.

4.11       Legal Proceedings. Except as disclosed on Section 4.11 of the Disclosure Schedule, there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against Seller, the Company, any predecessor entities owning assets of the Business or the Business itself that (a) challenge or seek to enjoin, alter or materially delay the transactions contemplated by this Agreement or (b) would, individually or in the aggregate, reasonably be expected to be material to the Company’s business.

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4.12       Material Contracts. Section 4.12 of the Disclosure Schedule sets forth a list of the material Contracts (including the Real Property Leases) to which the Company is a party as of the date hereof (collectively, referred to as the “Material Contracts”). None of the Company or, to the Knowledge of Seller, any other party thereto, is in, or, has received written notice of any, violation of or default under (including any condition that with the passage of time or the giving of notice would cause such a violation or default under) any Material Contract other than those violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect. Each Material Contract is a valid and binding agreement of the Company and is in full force and effect (except to the extent such Material Contract terminates or expires after the date hereof in accordance with its terms), is enforceable against the Company and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except (a) as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally, (b) as limited by general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law or (c) for such failures to be valid and binding or in full force and effect that would not, individually or in the aggregate, reasonably be expected to be material to the Company’s business. The Company has made available to Buyer a true and complete copy of each Material Contract.

4.13       Labor and Employment Matters.

(a)          Except as set forth on Section 4.13 of the Disclosure Schedule, (i) the Company is not party to any written employment agreements that obligate the Company to pay an annual salary to an employee of the Company, other than written employment agreements that are terminable at will by the Company without penalty and (ii) the Company has no severance liabilities or obligations to any employee of the Company.

(b)          To the Knowledge of Seller, there are no pending strikes, labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Company. The Company is not party to any collective bargaining agreement.

(c)          Section 4.13(c) of the Disclosure Schedule contains an accurate and complete list of the Company Plans. Seller has made available to Buyer true, correct and complete copies of each Company Plan document, including any amendments thereto and in the case of unwritten Company Plans, written descriptions thereof.

4.14       Real Property.

(a)          Owned Real Property. The Company does not own any real property.

(b)          Leased Real Property. Section 4.14(b) of the Disclosure Schedule contains a list by street address or location of all leases and subleases (collectively, the “Real Property Leases”) under which the Company is lessee or lessor (the “Company-Leased Real Property”).

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4.15       Intellectual Property. All owned and registered Intellectual Property used in the operation of the Business is set forth on Section 4.15 to the Disclosure Schedule. The Company (a) owns free and clear of all Liens, other than Permitted Liens, or has valid rights to use, all Intellectual Property of the Company and (b) has not received and, to the Knowledge of Seller, the predecessor entities owning assets of the Business have not received, any written claims that the Company or such entities have infringed or misappropriated the Intellectual Property of any other Person. There are no currently existing claims of infringement or misappropriation involving any other person with respect to any Intellectual Property owned or used by the Company.

4.16       Assets. The assets assigned to the Company pursuant to the Assignment and Assumption Agreement, dated as of February 27, 2014, by and among Seller, the Company and Elan Pharmaceuticals, LLC, and the assets to be provided pursuant to the Transition Services Agreement, collectively, constitute all of the material assets necessary for the conduct of the Business as presently conducted.

4.17       Taxes. Except as set forth on Section 4.17 of the Disclosure Schedule:

(a)          All material Tax Returns required to have been filed by the Company with respect to Taxes have been filed, and each such Tax Return reflects the liability for Taxes in all material respects. All Taxes shown on such Tax Returns as due have been paid. No predecessor entity that has owned assets of the Business owes any Taxes with respect to the assets being transferred to Buyer hereunder that impair Buyer’s title to or Buyer’s use of such assets.

(b)          To Knowledge of Seller, there is no audit currently pending against the Company in respect of any Taxes. There are no material Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens.

(c)          The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

4.18       Indebtedness. The Company has no outstanding indebtedness for borrowed money.

4.19       Affiliate Transactions. Except as set forth on Section 4.19 of the Disclosure Schedule, there are no Contracts between or among the Company, on the one hand, and any officer, director or member of the Company or to the Knowledge of Seller, any Affiliate of any officer, director or member of the Company, on the other hand.

4.20       Exclusive Representations and Warranties. Except for the representations and warranties contained in ARTICLE IV of this Agreement (as qualified by the Disclosure Schedule), neither Seller, the Company nor any of their respective members, agents or Affiliates or any of their Representatives, has made or shall be deemed to have made any representation or warranty to Buyer, express or implied, at Law or in equity, including, without limitation, as to the accuracy or completeness of (a) any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Disclosure Schedule or elsewhere and (b) any information, documents or materials regarding the Company furnished or made available to Buyer and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement (“Evaluation Material”). Seller and the Company hereby disclaim any such representations or warranties and Buyer hereby disclaims any reliance upon any Evaluation Material and each acknowledges and agrees that neither Seller, the Company nor any of their respective members, agents or Affiliates or any of their Representatives shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer of, or Buyer’s use or reliance on, any such Evaluation Material.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that each statement contained in this ARTICLE V is true and correct as of the date hereof.

5.1         Organization and Standing. Buyer is duly organized, validly existing and in good standing in its jurisdictions of organization.

5.2         Authority. Buyer has full power and authority to enter into, deliver and perform the Agreement and each of the Transaction Documents. This Agreement and each of the Transaction Documents to which Buyer is party, have been duly authorized by all requisite corporation action, executed and delivered by Buyer and, assuming that this Agreement and each of the Transaction Documents to which Buyer is party is a legal, valid and binding obligation of the other parties thereto, constitutes the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

5.3         Noncontravention.

(a)          Neither the execution, delivery and performance of this Agreement by Buyer, nor the consummation of the transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the Organizational Documents of Buyer, (ii) violate any Law or Order applicable to Buyer, or (iii) violate any Contract to which Buyer is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to, individually or in the aggregate, materially affect Buyer’s ability to perform its obligations hereunder.

(b)          No Permit of or Filing with a Governmental Authority is required in connection with the execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby other than Permits and Filings that have been obtained or made by Buyer prior to the date hereof.

5.4         Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer that (a) challenges or seeks to enjoin, alter or materially delay the transactions contemplated by this Agreement or (b) would, individually or in the aggregate, reasonably be expected to materially affect Buyer’s ability to perform its obligations hereunder.

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5.5         Hart-Scott-Rodino Act. Buyer has concluded that the value of the transactions described in this Agreement does not exceed the size-of-transaction jurisdiction test under the Hart-Scott-Rodino Act and the rules promulgated thereunder.

5.6         Purchase Entirely for Own Account. Buyer is acquiring the Purchased Stock for investment only, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of any federal or state securities Laws.

5.7         Independent Investigation; No Other Representations. Buyer acknowledges and agrees that (a) Buyer, together with its advisers, has carefully and independently inspected, investigated and verified the Company, which includes examining and reviewing such records, documents, reports and other information of the Company and/or Seller as it deems relevant to the consummation of the transactions contemplated by this Agreement, (b) none of Seller, its Affiliates, the Company, or any such other person has made, and Buyer is not relying upon, any representation, warranty or agreement with respect to the accuracy or completeness of the information (written or oral) provided to Buyer in connection with the Purchased Stock, or with respect to the appropriateness, suitability or sufficiency of such information for the purpose of enabling Buyer to evaluate such investment, other than the representations, warranties and agreements of Seller and the Company expressly contained in this Agreement, and (c) Buyer has had adequate opportunity to seek accounting, legal or other advice or information in connection with its entry into this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE VI

COVENANTS

6.1         Confidentiality; Publicity.

(a)          This Agreement. No Party will make any public announcement or issue any public communication regarding this Agreement or the proposed transactions or any matter related to the foregoing, without the prior written consent of the other Party (not to be unreasonably withheld).

(b)          Confidential Information. All Confidential Information shall be maintained in confidence by Seller and shall not be disclosed to any Third Party or used for any purpose without the prior written consent of Buyer following the Closing Date, except to the extent that such information: (i) is or becomes part of the public domain through no fault of Seller; or (ii) is subsequently disclosed to Seller by a Third Party who, in Seller’s reasonable belief, may lawfully do so and is not under an obligation of confidentiality to Buyer; or (iii) is disclosed pursuant to judicial action or government regulations; provided, Seller notifies Buyer prior to such disclosure; or (iv) is disclosed to a Third Party or Governmental Authority to the extent that such disclosure is necessary for Seller to assign and transfer its rights, title and interests in the Business to Buyer in accordance with this Agreement.

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(c)          Post-Closing Confidential Information. All Post-Closing Confidential Information shall be maintained in confidence by Seller and shall not be disclosed to any Third Party or used for any purpose without the prior written consent of Buyer, except to the extent that such Post-Closing Confidential Information:

(i)          was generally available to the public or otherwise part of the public domain at the time of its disclosure to Seller;

(ii)         became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of Seller in breach of this Agreement;

(iii)        was disclosed to Seller, other than under an obligation of confidentiality to the Knowledge of Seller, by a Third Party who had no obligation to Buyer not to disclose such information to others; or

(iv)        was subsequently developed by Seller without use of the Confidential Information.

Seller may disclose Post-Closing Confidential Information hereunder to the extent such disclosure is required by applicable Law or reasonably necessary in complying with applicable stock exchange regulations and requirements; provided, that in making any such disclosure of the Post-Closing Confidential Information it will, except where impracticable for necessary disclosures, give reasonable advance notice to Buyer of such disclosure requirement. Notwithstanding the foregoing, Seller shall be permitted to disclose the reports and information delivered by Buyer pursuant to, or otherwise related to, the Milestone, Royalty and Sublicensing Fee Deed (the “Disclosure Information”) in Perrigo Company plc’s periodic filings with the SEC, earnings press releases and investor and analyst conference calls and presentations notwithstanding whether Buyer has publicly disclosed such Disclosure Information but only as, and to the extent, required to comply with applicable Laws. Furthermore, Seller may disclose the Post-Closing Confidential Information to its Affiliates and its and its Affiliates’ directors, officers and employees who need to know the Post-Closing Confidential Information; provided, that any such Party shall have agreed to keep such information confidential pursuant to an agreement of confidentiality or other confidentiality obligation. In addition, Seller may also disclose the Post-Closing Confidential Information for reasonable business purposes to its agents, accountants, rating agencies, investors, co-investors, partners, financing sources, insurers and insurance brokers, underwriters, advisors, lawyers, bankers, trustees and representatives, provided any such party shall have agreed to keep such information confidential pursuant to an agreement of confidentiality or other confidentiality obligation. Seller may further disclose this Agreement, the reports and information delivered by Buyer pursuant to the Milestone, Royalty and Sublicensing Fee Deed in a format mutually agreed upon by the Parties to any assignee or potential assignee of Seller’s rights under this Agreement pursuant to Section 8.5 who agrees to comply with the confidentiality provisions set forth herein.

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6.2         Financial Obligations.

(a)          Transaction Expenses. Except as otherwise expressly provided in this Agreement and the Registration Rights Agreement, each Party shall pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby. Notwithstanding the immediately preceding sentence, Buyer shall pay any filing fees required by Governmental Authorities, including with respect to Filings or Permits required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the transactions contemplated hereby.

(b)          Contractual Obligations. Seller and Buyer agree that in the event (i) Buyer or the Company receives an invoice for payment obligations in connection with, or arising out of, Contracts of the Business relating to the period prior to Closing (an “Invoice”), (A) Buyer shall promptly discharge all payments owed under the terms of such Invoice and (B) within 30 days of Buyer’s submission to Seller of reasonable documentation of the payments made by Buyer pursuant to such Invoices, Seller shall reimburse Buyer for such payments, it being understood that if any Invoice covers a period that includes (but does not end on) the Closing Date, Seller shall, in each case, only be responsible for reimbursing Buyer for the portion of the Invoice attributable to the period prior to the Closing Date, or (ii) Seller receives an Invoice, Seller shall promptly discharge all payments owed under the terms of such Invoice, it being understood that if any Invoice covers a period that includes (but does not end on) the Closing Date, Seller shall, in each case, only be responsible for paying for the portion of the Invoice attributable to the period prior to the Closing Date and Buyer shall promptly reimburse any amounts paid by Seller that are in excess thereof. Within ten Business Days following the end of the first quarter after the Closing Date, Seller and Buyer shall each provide the other Party with all reasonable documentation supporting the Party’s payment or reimbursement of the Invoices such that the other Party may verify that the amounts paid or reimbursed by such Party were correctly determined. In the event of any underpayment by a Party, the amount of such underpayment shall be paid to the other Party within five Business Day of the determination thereof.

6.3         Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer. Buyer shall timely make all filings, Tax Returns, reports and forms as required to comply with the provisions of such Tax laws and, in connection therewith, Seller shall cooperate as reasonably requested by Buyer.

6.4         Insurance Matters.

(a)          Continuation of Insurance Policies of Seller. Seller shall maintain its existing insurance policies, which policies shall (i) provide coverage for the conduct and development of the clinical studies, testings and trial programs (the “Clinical Programs”) of the Business as listed on Section 6.4(a) of the Disclosure Schedule as presently conducted and (ii) insure Seller as the “sponsor” of such Clinical Programs. Until such time as Buyer fulfils the requirements set forth in Section 6.4(b), Seller shall remain the “sponsor” of the Clinical Programs and shall ensure that such coverage remains in full force and effect and adequate in light of the risks inherent in the Business as presently conducted. So long as Seller or an Affiliate of Seller remains the sponsor of the Clinical Programs, it shall take all reasonable direction from Buyer in connection with the conduct of the Clinical Programs and all communications with the Food and Drug Administration or other regulatory agencies for or on behalf of Buyer.

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(b)          Insurance Requirements for Buyer.

(i)          As promptly as practicable after the Closing, Buyer shall use its best efforts to obtain an Acceptable Insurance Policy with coverage for the Business on terms that are no less favorable than the insurance coverage provided to Seller and/or its Affiliates with respect to the Business as of the Closing Date. In addition, Seller and Perrigo Company plc shall have the right to obtain an Acceptable Insurance Policy for Buyer, which coverage Buyer shall be required to accept unless Buyer has already obtained an Acceptable Insurance Policy and, in connection therewith, Buyer shall pay to Seller an amount equal to $80,000 in cash each year, beginning on the first day of the first month after Closing, for the premiums due under such policy and Seller shall pay any amounts in excess thereof. In the event Buyer is unable to obtain an Acceptable Insurance Policy and Seller is unable to obtain an Acceptable Insurance Policy for Buyer, Buyer shall pay to Seller an amount equal to $80,000 in cash each year beginning on the first day of the first month after Closing.

(ii)         So long as Seller or an Affiliate of Seller remains the sponsor of the Clinical Programs, neither Buyer, nor the Company nor any of the Affiliates of, or any Third Parties on behalf of Buyer, may make any material modification to the existing protocols or the addition of new protocols to the Clinical Programs, without first obtaining Seller’s consent in connection therewith with respect to whether such proposed modification could reasonably be expected to have a material adverse effect on the health or safety of the patients enrolled in such Clinical Programs, which consent may not be unreasonably withheld; provided, that Buyer may terminate any Clinical Program and/or conduct an interim assessment without the approval of Seller; provided, further, that Buyer may not implement such termination without complying with the obligations set forth under this Section 6.4(b)(ii). To the extent Seller withholds its consent, Seller and Buyer shall obtain the counsel of a mutually agreed-on Third Party expert regarding whether the proposed modification to the Clinical Programs would create any materially adverse risk to the health or safety of such patients; provided, that in the event that Seller and Buyer are unable to agree on their selection of a Third Party expert, Seller and Buyer shall each select its own Third Party expert and the Third Party experts selected shall mutually agree on a third Third Party expert. Seller, Buyer and the Third Party expert(s) shall resolve any disagreements as soon as practicable and in any event within 30 days after the retention of such Third Party expert(s). The Parties agree that the determination of the Third Party expert(s) that such proposed modifications would (or would not) create any materially adverse risk to the health or safety of such patients shall be conclusive and binding upon Seller and Buyer and shall not be subject to further review.

6.5         ELND005 Records and Information. Promptly after the Closing, Seller shall take all actions as reasonably requested by Buyer to transfer the ELND005 Records and Information to Buyer, including assisting Buyer in migrating all electronic data related to the Business, to Buyer’s systems; provided, that to the extent any portion of the ELND005 Records and Information (a) resides with any Third Party (including [deleted text: Specific third party]), Seller shall only be obligated to use commercially reasonable efforts to transfer such ELND005 Records and Information to Buyer or (b) is otherwise not readily transferable to Buyer, Seller shall, upon reasonable advance notice by Buyer, for so long as Seller retains such ELND005 Records and Information, provide Buyer with reasonable access during normal business hours to such ELND005 Records and Information and Buyer shall have the right, at its own expense, to make copies of any such ELND005 Records and Information. In connection with the obligations described in the preceding clause (b), Seller shall not destroy any ELND005 Records and Information without first offering to turn over possession to Buyer by written notice at least thirty days prior to the proposed date of destruction.

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6.6         Further Actions. Subject to the terms and conditions of this Agreement, at any time following the Closing:

(a)          Generally. At a Party’s request and without further consideration, the other Parties shall execute and deliver to such requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

(b)          Intellectual Property. Seller shall use commercially reasonable efforts to execute all documents and instruments, make all filings and take all actions which may be reasonably appropriate or necessary (i) to secure and maintain protection of the Intellectual Property of the Company anywhere in the world and (ii) for vesting title thereto in the Company and to give full effect to and to perfect the rights of Buyer under this Agreement. Notwithstanding anything to the contrary contained herein, Seller shall in no event be obligated to commence or pursue any Legal Proceedings or incur any out-of-pocket expenses in connection with satisfying any of the obligations set forth in this Section 6.6(b) and, to the extent Seller incurs any such expenses, Buyer or its Affiliates shall reimburse Seller for any such expenses within 30 days of Seller’s submission of reasonable evidence of such expenses.

(c)          Filings. As promptly as practicable after Buyer has obtained an Acceptable Insurance Policy as required under Section 6.4, Seller and Buyer shall cooperate and use commercially reasonable efforts to make all Filings required in the applicable jurisdictions for and/or deliver notice with respect to the Clinical Programs listed on Section 6.4(b) of the Disclosure Schedule.

(d)          Other Assets. In the event that, in the one year period following the Closing, Buyer or Seller discover that an asset used primarily in the Business as conducted as of the Closing (and not otherwise provided for under the Transition Services Agreement) is owned by Seller or any of its Affiliates and, as a result, was not acquired by Buyer by virtue of Buyer’s acquisition of the Purchased Stock as contemplated by this Agreement, Seller shall, or shall cause its Affiliates to, as applicable, assign, transfer and convey such assets to the Company and shall execute such further documents and instruments necessary to give effect to and evidence such assignment, transfer and conveyance. To the extent there exists any such asset used in the Business that may not be assignable or transferable to the Company, Seller shall use commercially reasonable efforts to provide to Buyer its entire interest in the benefits of such asset, it being understood that to the extent any Intellectual Property is involved, Seller shall use commercially reasonable efforts to grant a non-exclusive license or sublicense under such Intellectual Property to the Company to continue using such Intellectual Property in the manner it was used thereby as of the Closing. Notwithstanding anything to the contrary contained herein, Seller shall in no event be obligated to incur any out-of-pocket expenses in connection with satisfying any of the obligations set forth in this Section 6.6(d) and, to the extent Seller incurs any such expenses, Buyer or its Affiliates shall reimburse Seller for any such expenses within 30 days of Seller’s submission of reasonable evidence of such expenses.

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(e)          Perrigo Company plc. To the extent Seller is unable to satisfy any of the obligations set forth in Sections 6.6(a), (b), (c) or (d) if the obligation can only be satisfied by an Affiliate of Seller that is not party to this Agreement, Perrigo Company plc shall cause each such Person to undertake and satisfy the obligations set forth in this Section 6.6 as if such Person were Seller for purposes of this Section 6.6. In connection therewith, Perrigo Company plc shall not, and shall not permit any of its Affiliates to, take any action that would result in the dissolution, cancellation or the end of the existence of any of the Affiliates listed on Section 6.6(e) of the Disclosure Schedule for a period of one year after Closing.

6.7         Change and Use of Name. Within ten Business Days after Closing, Buyer shall cause the Organizational Documents of the Company to be amended changing the name of the Company to a name not including “Elan” or any variations thereof or similar words and shall file the applicable documents relating thereto with the appropriate Governmental Authorities, if required pursuant to Applicable Law. Buyer agrees that none of Buyer nor any of its Affiliates shall (a) use, register or attempt to register in their own names or in the names of any of their Affiliates any trademark containing the term “Elan” or any term confusingly similar thereto or (b) use the name “Elan” on any materials of the Company (including any stationery, sales literature, packaging materials, displays, signs, sales, marketing and promotional materials, manuals, forms, websites, email, computer software and other materials and systems). Notwithstanding the foregoing, Buyer may continue to utilize existing clinical drugs and supplies until such inventories and supplies are exhausted.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

7.1         Survival of Representations, Warranties and Covenants. Each Party’s representations and warranties shall survive the Closing until the second anniversary of the Closing Date; provided, that the representation made by Seller under Section 4.3 shall survive for the applicable statute of limitations. Each Party’s covenants shall survive for the applicable statute of limitations unless a shorter period is specified therein. All claims by either Party for breach of a representation, warranty or covenant of the other Party shall be made within such applicable period, in which case the particular representation, warranty or covenant shall survive until the final resolution of the claim.

7.2         Indemnification by Seller. Subject to the limitations set forth in this ARTICLE VII, Seller shall indemnify, defend and hold Buyer and its Affiliates (and following the Closing, the Company) and each of their respective Representatives (each, a “Buyer Indemnified Party”), harmless from and against any and all out-of-pocket liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal costs and expenses) actually suffered or incurred by any of them (hereinafter, a “Loss” or “Losses”), in any case whether or not arising out of any claim from any third party, arising out of or resulting from (a) any breach by Seller or the Company of any representation or warranty made in ARTICLE IV by Seller or the Company, as applicable, (b) any breach by Seller of any covenant contained in ARTICLE VI, (c) any claim against the Company or the Business alleging any liability caused by or resulting from any of the Products solely to the extent that such liability arose from facts or events that existed or occurred prior to Closing Date, or (d) any claim against the Company by any Business Employee solely with respect to any severance or retention payment obligation owed to such Business Employee or any other claim arising from facts or events that existed or occurred during such Business Employee’s employment with the Business prior to the Closing Date.

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7.3         Indemnification by Perrigo Company plc. Subject to the limitations set forth in this ARTICLE VII, Perrigo Company plc shall, until the fifth anniversary of the Closing, indemnify, defend and hold harmless the Buyer Indemnified Parties from any Losses arising out of any third party claim that arises out of or results from the conduct of the Clinical Programs (the “Clinical Program Losses”); provided, that to the extent Buyer obtains an Acceptable Insurance Policy in accordance with Section 6.4, Perrigo Company plc’s indemnification obligation under this Section 7.3 shall continue thereafter solely with respect to the portion of the Clinical Program Losses not covered by the Acceptable Insurance Policy (which may include Losses arising out of or resulting from the “Serious Adverse Effects” or “Adverse Effects” (as defined by the Food and Drug Administration) associated with the use of a Product by a patient as identified in the clinical process and listed on Section 7.3 of the Disclosure Schedule or otherwise known to Seller and Buyer as of the Closing Date).

7.4         Indemnification by Buyer. Subject to the limitations set forth in this ARTICLE VII, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and each of their respective Representatives (each, a “Seller Indemnified Party”) from any Losses, in any case whether or not arising out of any claim from any third party, arising out of or resulting from (a) any breach by Buyer of any representation or warranty made in ARTICLE V or (b) any breach by Buyer of any covenant contained in ARTICLE VI.

7.5         Limitations; Exclusive Remedy.

(a)          Neither Buyer nor Seller shall be entitled to recover under the provisions of this ARTICLE VII, (i) in respect of any individual Loss suffered by the Buyer Indemnified Parties or the Seller Indemnified Parties, respectively, unless and until the amount of such Loss, or series of related Losses, exceeds $50,000 (the “De Minimis Threshold”), and (ii) unless and until the aggregate amount of all Losses suffered by the Buyer Indemnified Parties or the Seller Indemnified Parties, respectively, exceeds $150,000 in the aggregate (the “Deductible”), it being understood that any individual claim for amounts less than the De Minimis Threshold shall be ignored in determining whether the Deductible has been exceeded.

(b)          In the event of any claim for indemnification under Section 7.2 or Section 7.4, the maximum aggregate liability of either Buyer or Seller shall in no event exceed $10,000,000 respectively; provided, that the foregoing shall not apply to any claim for indemnification for any breach of any of the covenants contained in ARTICLE VI or the representations made by Seller under Sections 4.3 and 4.7 of ARTICLE IV. In the event of any claim for indemnification under Section 7.3, the maximum aggregate liability of Perrigo Company plc shall in no event exceed $10,000,000. Except in the case of fraud, from and after the Closing, the indemnification provided pursuant to this ARTICLE VII shall be the sole and exclusive remedy hereto for any Losses as a result of, with respect to or arising out of the breach of this Agreement. Notwithstanding the foregoing, this Section 7.5 shall not limit the rights of the Parties to seek equitable remedies for specific performance or injunctive relief.

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(c)          Notwithstanding anything to the contrary contained in this Agreement, except as payable to a third party, no Indemnified Party (as defined below) shall be entitled to indemnification for any special, consequential, punitive or duplicative Losses.

7.6         Procedures. In the event that a Party becomes aware of facts or events giving rise to obligations of the other Party under Sections 7.2, 7.3 or 7.4, the Party claiming such indemnification (the “Indemnified Party”) shall notify the indemnifying Party (the “Indemnifying Party”) of such fact or event in writing, setting forth specifically the obligation with respect to which the claim is made, the facts giving rise to and the alleged basis for such claim and, if known or reasonably ascertainable, the amount of the liability asserted or which may be asserted by reason thereof. Such notice shall be given as promptly as practicable following the discovery by the Indemnified Party of facts that constitute the basis for a claim against the Indemnified Party and that may give rise to a right of indemnity or promptly following receipt of notice of the assertion of a claim against the Indemnified Party that may give rise to a right of indemnity; provided, however, that failure to so notify the Indemnifying Party of any such claim shall discharge the Indemnifying Party of its liabilities and obligations hereunder only if and to the extent that the Indemnifying Party is materially prejudiced thereby. In the event of the assertion of a claim against the Indemnified Party that may give rise to a right of indemnity, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party (a “Defense Notice”) to defend against, compromise or settle such claim with counsel of the Indemnifying Party’s selection, which counsel shall be reasonably acceptable to the Indemnified Party; provided, however, that the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement without the prior written consent of the Indemnified Party to the extent such judgment or settlement does not include as an unconditional term thereof the release of the Indemnified Party in connection with such claim or litigation; provided, further, if the Indemnified Party reasonably believes that separate counsel is required because of a conflict of interest between the Indemnified Party and the Indemnifying Party that precludes effective joint representation, the Indemnified Party may retain separate counsel of its choice reasonably acceptable to the Indemnifying Party, which fees and expenses of such counsel shall be borne by the Indemnifying Party to the extent such claim is determined to be an indemnifiable Loss under this ARTICLE VII. The Indemnified Party at its own expense shall provide such documents, records and other evidence in their possession, and access to such employees, as the Indemnifying Party may reasonably request, shall cooperate fully with the Indemnifying Party in defending such claim, and shall take no other action with regard to any indemnified claim or any investigation, proceeding or action relating thereto, which is in derogation of the Indemnifying Party’s right of control of defense and which has not been specifically requested or approved in advance by the Indemnifying Party.

7.7         Treatment of Payments. Seller and Buyer agree to treat any indemnity payment made pursuant to this ARTICLE VII as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

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ARTICLE VIII

MISCELLANEOUS

8.1         Amendments. This Agreement may be amended, modified or supplemented only in writing signed by each of the Parties hereto.

8.2         Waivers. Buyer and Seller may only extend the time for, or waive the performance of, any of the obligations of the other or waive compliance by the other with any of the covenants contained in this Agreement in writing signed by an officer of the party against whom such waiver is sought to be enforced. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision hereof (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

8.3         Public Announcements. None of the Parties shall make, issue or release any oral or written public announcement or statement concerning, or acknowledge the existence of, or reveal the terms, conditions and status of, the transactions contemplated by this Agreement, without the other Party’s prior written approval of, and concurrence in, the contents of such announcement, acknowledgment or statement.

8.4         Notices. Any notice, request, instruction or other document to be given hereunder shall be in writing and delivered personally or sent by telecopy or prepaid overnight courier, if to:

Buyer:	Transition Therapeutics Inc.
101 College Street, Suite 220 Toronto, Ontario, Canada M5G 1L7
Attention: Chief Financial Officer
[deleted text: Fax Number]

With a copy to (which shall not constitute notice):	Hogan Lovells US LLP
555 Thirteenth Street, NW Washington, District of Columbia 20004

[deleted text: Name and Fax Number]

Seller:	Perrigo Company plc
515 Eastern Avenue Allegan, Michigan 49010

[deleted text: Name and Fax Number]

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With a copy to (which shall not constitute notice):	Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178

[deleted text: Name and Fax Number]

Any notice or other communication transmitted in accordance with this Section 8.4 shall for all purposes of this Agreement be treated as given or effective, if personally delivered, upon receipt, or, if sent by courier, upon the earlier of receipt or the end of the Business Day following the date of delivery to such courier, or, if telecopied, upon transmission and confirmation of receipt.

8.5         Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties without the prior written consent of Buyer and Seller; provided, however, that (a) either Party may assign this Agreement or any of its rights and obligations hereunder to any of its Affiliates without consent so long as such Party remains fully responsible for all of its obligations under this Agreement and (b) Buyer may assign this Agreement or any of its rights and obligations hereunder to a Third Party without consent so long as such Third Party agrees to assume and remain fully responsible for all of the obligations of Buyer hereunder, including with respect to the Milestone, Royalty and Sublicensing Fee Deed, and Buyer shall remain liable for any failure by such Third Party to satisfy any obligation hereunder that would otherwise have been the obligation of Buyer. Any attempted assignment in violation of the terms of this Section 8.5 shall be null and void, ab initio.

8.6         Entire Agreement. The Disclosure Schedule is incorporated into this Agreement by reference. This Agreement, the Disclosure Schedule hereto and the Transaction Documents embody the entire agreement between the parties and any and all prior oral or written agreements, representations or warranties, contracts, understandings, correspondence, conversations, and memoranda, whether written or oral, among Buyer, Seller and Perrigo Company plc or between or among any agents, representatives, parents, subsidiaries, affiliates, predecessors in interest or successors in interest, with respect to the subject matter hereof, are merged herein and replaced hereby. If there is any discrepancy or inconsistency between the terms of this Agreement and any other agreement executed by or on behalf of Seller to transfer any of the Purchased Stock, the terms of this Agreement shall supersede and replace the terms of any such other agreement with respect to any such discrepancy or inconsistency.

8.7         Schedules. Except as otherwise provided in this Agreement, all sections of the Disclosure Schedule referred to herein are intended to be and hereby are made a part of this Agreement. The Disclosure Schedule has been arranged for purposes of convenience only, in sections corresponding to the Sections of this Agreement. The disclosure of any item in any section or subsection of Disclosure Schedule will be deemed disclosure with respect to each other section and subsection of the Disclosure Schedule to which the relevance of such item is reasonably apparent on the face of such disclosure. Certain information set forth in the Disclosure Schedule is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement.

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8.8         Parties in Interest; Third Party Beneficiaries. This Agreement is binding upon, inures to the benefit of, and is enforceable by the Parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns. No Party hereto may assign its rights or delegate its obligations hereunder without the prior written consent of the other Party. This Agreement is not intended to confer upon any third party any rights or remedies under this Agreement, and no Person, other than the Parties is entitled to rely on any representation, warranty, covenant, or agreement contained in this Agreement. Nothing contained in this Agreement, express or implied, shall confer upon any employee of any Person or legal representative or beneficiary thereof, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including any right to employment or continued employment for any specified period, or level of compensation or benefits.

8.9         Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without in any way affecting the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

8.10       Governing Law; Jurisdiction. The Parties agree that this Agreement shall be construed in accordance with and governed by New York law without reference to the conflicts or choice of law principles thereof. Any litigation arising out of or relating to this Agreement shall be filed and pursued exclusively in the State or Federal courts in the Southern District of New York, and the Parties hereto consent to the jurisdiction of and venue in such courts. Service of process upon any Party shall be deemed, in every respect, effective upon such party if made by prepaid registered or certified mail, return receipt requested, or if personally delivered against receipt to the address set forth in Section 8.4 or to such other address as a Party may designate in writing to the others.

8.11       Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS ENTERED INTO IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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8.12       Headings; Definitions. The Section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Wherever in this Agreement words indicating the plural number appear, such words shall be considered as words indicating the singular number and vice versa where the context indicates the propriety of such use.

8.13       Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The Parties agree that the delivery of this Agreement, and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile or electronically transmitted signatures.

8.14       Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph or Schedule, such reference is to an Article, Section, paragraph or Schedule to this Agreement unless otherwise specified; (e) the word “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified; (f) the word “or” is not exclusive; (g) a reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns; and (h) all accounting terms used and not defined herein have the respective meanings given to them under GAAP. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

8.15       Expenses. Except as otherwise specifically provided herein or in the Registration Rights Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

8.16       Further Assurances. Following the Closing, each of the Parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

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ARTICLE IX

DEFINITIONS

9.1         Definitions.

“Acceptable Insurance Policy” means an insurance policy issued by a nationally recognized insurance carrier with customary terms and conditions that provides to the insured an amount of coverage equal to or greater than $10,000,000 of losses for a period of five years.

“Affiliate” means, with respect to any Person, any person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person (including without limitation its respective officers, directors and employees). For this purpose, “control” means the power to direct the management and policies of a person through the ownership of securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Business” means the research, development, manufacture and commercialization of the Products.

“Business Day” means any day, other than Saturday, Sunday or any other day on which banks located in the State of New York are authorized or required to close.

“Business Employee” means any of [deleted text: Specific employee names]

“Buyer” shall have the meaning set forth in the introduction to the Agreement.

“Buyer Indemnified Party” shall have the meaning set forth in Section 7.2.

“Clinical Program Losses” shall have the meaning set forth in Section 7.3.

“Clinical Programs” shall have the meaning set forth in Section 6.4(a).

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Date” shall have the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the introduction to the Agreement.

“Company Plan” means each plan, program, policy, agreement or other arrangement (in each case, other than as required by statute) whether covering a single individual or group of individuals, that is (a) an employee welfare plan within the meaning of Section 3(1) of ERISA, (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, or (c) a material bonus, equity incentive, deferred compensation, profit-sharing, vacation, severance or employment or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or to which the Company contributes or is obligated to contribute to or has any liability.

“Company-Leased Real Property” has the meaning set forth in Section 4.14(b).

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“Confidential Information” means all embodiments of, and information relating to, the Business transferred to Buyer, including, without limitation, (a) information concerning the Products, Product Patents, Product Know-How, patent positioning, strategic plans or business opportunities relating to the Product; and (b) all materials, compounds, formulations, techniques, methodology, assay systems, formulae, procedures, tests, equipment, routes of synthesis, data, reports, know-how, sources of supply, pre-clinical and clinical studies, relationships with consultants and employees, information concerning the existence, scope or activities of any research, development or manufacturing, and information about or belonging to suppliers, contractors or others relating to the development of the Product.

“Contract” means any written contract, lease, license, indenture, undertaking or other agreement that is legally binding.

“De Minimis Loss” shall have the meaning set forth in Section 7.5.

“Deductible” shall have the meaning set forth in Section 7.5.

“Defense Notice” shall have the meaning set forth in Section 7.6.

“Derivative” means any compounds identified, obtained, developed, created, synthesized, generated, designed or resulting from, based upon, containing or incorporating the chemical structure of Scyllo-Inositol as those compounds are generically and/or specifically disclosed and claimed in the Product Patents.

“Disclosure Information” shall have the meaning set forth in Section 6.1(c).

“ELND005 Records and Information” means (in physical or electronic format) all minute books, stock books, stock ledgers, books of account, manuals, general and financial records, data, invoices, member, customer and supplier lists, correspondence (including all correspondence with Governmental Authorities), technical literature, maintenance and operating records, advertising and promotional materials, credit records of customers, books and records required by applicable Law to be maintained, and other documents, books, records and files, in each case related to the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and the regulations promulgated thereunder.

“Evaluation Material” shall have the meaning set forth in Section 4.20.

“Filing” shall have the meaning set forth in Section 4.9(b).

“Governmental Authority” means any foreign, domestic, federal, state or local governmental entity, authority, instrumentality, court, agency, ministry or other similar body, or any political or other subdivision, department or branch of any of the foregoing, exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

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“Guaranty” means that certain Guaranty, dated as of the date hereof, delivered by Buyer in favor of Seller pursuant to which Buyer shall guaranty the Company’s performance of its obligations as set forth in the Milestone, Royalty and Sublicensing Fee Deed.

“Governmental Order” means any order, rules, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” shall have the meaning set forth in Section 7.6.

“Indemnifying Party” shall have the meaning set forth in Section 7.6.

“Intellectual Property” means all intellectual property rights of any type or nature, whether established by Law or contractual agreement, however, denominated, throughout the world, including trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, the goodwill in any of the foregoing; works of authorship, registered and unregistered copyrights, software, data, databases; technology, inventions, trade secrets, patents and patent applications, moral rights, rights of privacy and publicity, along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation, or other administrative proceeding, including all choses in action and rights to sue or seek other remedies arising from or relating to the foregoing.

“Invoices” shall have the meaning set forth in Section 6.2(b).

“Knowledge” means, (a) in the case of Seller, the actual knowledge (as opposed to any constructive or imputed knowledge) [deleted text: Specific Names] and (b) in the case of Buyer, the actual knowledge (as opposed to any constructive or imputed knowledge) of [deleted text: Specific Names].

“Law” means any international, federal, state, local or foreign statute, law, ordinance, treaties, regulation, rule, code, order or other requirement or rule of law.

“Legal Proceeding” means any notice, demand, claim, action, suit, arbitration, inquiry, hearing, proceeding, notice of violation or investigation by or before any Governmental Authority or Person or qui tam relator (whether civil, criminal or administrative in nature).

“Lien” means any claim, lien, pledge, encumbrance, option, right of first refusal, or other restrictions of any nature or kind, whether voluntarily incurred or arising by operation of Law.

“Loss” shall have the meaning set forth in Section 7.2.

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“Material Adverse Effect” means any change or event that is materially adverse to the business, assets, properties, or financial condition of the Company, taken as a whole; provided, however, that any changes or events resulting from the following items shall not be considered when determining whether a Material Adverse Effect has occurred (but, in the case of clauses (a), (b), (c) and (d) solely to the extent such changes or events do not affect the Company disproportionately to other companies in the same industry): (a) changes in economic, political, regulatory, financial or capital market conditions generally or in the industries in which the Company operates (including the inability to finance the acquisition or any increased costs for financing or suspension of trading in, or limitation on prices for, securities on any domestic or international securities exchange) or any failure or bankruptcy (or any similar event) of any financial services or banking institution or insurance company, (b) any acts of war (declared or undeclared), hostilities, sabotage, terrorist activities, any escalation of the foregoing, or changes imposed by a Governmental Authority associated with additional security, (c) effects of weather, meteorological events or other acts of God, (d) any change of Law, accounting standards, regulatory policy or industry standards after the date hereof or any chance in interpretation of any of the foregoing, (e) any condition described in the Disclosure Schedule, (f) any actions taken by, or at the request of, Buyer (including any breach by Buyer of this Agreement), (g) any failure by the Company to meet projections or forecasts or revenue or earnings predictions for any period (but, for the purposes of clarity, not the underlying cause of such failure), and (h) any actions required to be taken pursuant to this Agreement.

“Material Contract” shall have the meaning set forth in Section 4.13.

“Milestone, Royalty and Sublicensing Fee Deed” means that certain Milestone, Royalty and Sublicensing Fee Deed, dated as of February 27, 2014, by and between Seller and the Company, pursuant to which the Company shall pay to Seller certain Milestone Payments, Royalty Fees and Sublicensing Fees (each, as defined therein) on the terms and conditions set forth therein.

“Order” means any award, injunction, judgment, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Authority that possesses competent jurisdiction.

“Organizational Documents” means, with respect to any Person, the memorandum and articles of association, certificate of incorporation or organization, certificate of formation, by-laws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement or such other organizational documents of such Person.

“Party(ies)” shall have the meaning set forth in the introduction to the Agreement.

“Permit” shall have the meaning set forth in Section 4.9(b).

“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent or being contested in good faith, (b) any landlords’, mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Lien arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that is being contested in good faith, (c) imperfections or irregularities of title and other Liens that would not, individually or in the aggregate, materially detract from the value of, or materially interfere with, the present use and enjoyment of the asset or property subject thereto or affected thereby, (d) any Lien arising pursuant to, or as a result of the transactions contemplated by, or described in, this Agreement, (e) arising pursuant to applicable securities Laws and (f) any Lien being released in connection with the Closing.

“Perrigo Company plc” shall have the meaning set forth in the introduction to the Agreement.

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“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Post-Closing Confidential Information” means any information concerning the Product Patents, Product Know-How and any other information and materials furnished by Buyer or the Company on or after the Closing pursuant to this Agreement or the Milestone, Royalty and Sublicensing Fee Deed.

“Product” means any pharmaceutical preparation or dosage form containing Scyllo-Inositol or a Derivative thereof.

“Product Know-How” means any and all rights related to the Product and /or the Product Patents, owned, licensed or controlled by Seller or its Affiliates to include any scientific, pharmaceutical or technical information, data, discovery, invention (whether patentable or not), know-how, substances, techniques, processes, systems, formulations, designs and expertise which is not generally known to the public.

“Product Patents” means any and all rights under any and all patent applications and/or patents anywhere in the world, now existing, currently pending or hereafter filed or obtained or licensed by Seller or its Affiliates relating to the Product and any sub-divisions, divisions or extensions of same.

“Purchase Price” shall have the meaning set forth in Section 1.1.

“Purchased Stock” shall have the meaning set forth in the introduction to the Agreement.

“Real Property Leases” has the meaning set forth in Section 4.14(b).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of or around the date hereof, by and between Transition Therapeutics, Inc., a Canadian corporation, and Elan Corporation Limited, a private limited company incorporated in Ireland.

“Representatives” means, with respect to any Person, the officers, directors, managers, employees, counsel, accountants, financial advisers and consultants of such Person.

“SEC” means the Securities and Exchange Commission.

“Seller” shall have the meaning set forth in the introduction to the Agreement.

“Seller Indemnified Party” shall have the meaning set forth in Section 7.4.

“Tax” or “Taxes” means, other than any Transfer Taxes, any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

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“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means a Person other than Buyer and Seller and their respective Affiliates.

“Transaction Documents” mean the Guaranty, Transition Services Agreement and the Milestone, Royalty and Sublicensing Fee Deed.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer taxes and fees.

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of the date hereof, by and between Buyer and Seller, pursuant to which Seller will provide Buyer with certain transition services on the terms and conditions set forth therein.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed as of the day, month and year first above written.

BUYER:

TRANSITION THERAPEUTICS INC.

By:	/s/ Tony Cruz

Name:	Tony Cruz

Title:	Chairman and Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

SELLER:

ELAN PHARMA INTERNATIONAL LIMITED

By:	/s/ Mary Sheahan

Name:	Mary Sheahan

Title:

Solely for the limited purposes set forth in
Section 6.4(b), Section 6.6(e) and ARTICLE VII:

PERRIGO COMPANY PLC

By:	/s/ Joe Papa

Name:	Joe Papa

Title:

[Signature Page to Purchase and Sale Agreement]